Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 20, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Immucor, Inc. on Form 10-K for the year ended May 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Immucor, Inc. on Forms S-8 (File No. 333-131399, effective January 31, 2006; File No. 33-41406, effective August 24, 1995;  File No. 33-49882, effective July 22, 1992; File No. 033-62097, effective September 12, 1995; File No. 333-90552, effective June 14, 2002; File No. 333-109210, effective September 29, 2003; and File No. 333-131902, effective February 16, 2006).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
July 20, 2011